Exhibit 10-C

Joe W. Laymon
Group Vice President
Corporate Human Resources and Labor Affairs

March 22, 2005
David Leitch
[Address redacted]

Dear David,

I am pleased to offer you the position of Senior Vice President and General Counsel of Ford Motor Company, an at-will Leadership Level 1 position, reporting to the Chairman and CEO, subject to the approval of the Board of Directors.  We believe you will be an excellent addition to our senior leadership team.  The features of your compensation package are detailed below.

➢	Annual base salary of $550,000 payable according to Ford’s regular payroll practices.

➢
Signing bonus of $250,000.  This amount will be paid within two weeks after your date of hire.  The payment may be deferred – whole or in part – into our Deferred Compensation Plan as long as you declare your election prior to your first day of work.  If you voluntarily leave Ford Motor Company within two years of your date of hire or if you are discharged ‘for Cause’ within that period, the entire signing bonus must be repaid in full to the Company within two weeks of your departure.

➢
Annual incentive (bonus) target of $412,500.  As a member of the leadership team, you are eligible to participate in the Company’s shareholder-approved Annual Incentive Compensation Plan (AICP).  If you are an active employee maintaining an acceptable level of performance through March 2006, you are guaranteed to receive an amount equivalent to 100% of your bonus target for the 2005 performance period.

➢
An initial stock option grant of 75,000 stock options with an option price equal to the Fair Market Value (FMV) of Ford Common Stock using the average of high and low prices for Ford Motor Company Common Stock (trading the regular way on the NYSE) on May 16, 2005, which will be the grant date for these stock options.  These will be Non-Qualified stock options that vest over a three-year vesting period—33% would vest one year from grant date, another 33% after two years from the grant date, and the balance of the 34% after three years from the grant date.  The options would have a ten-year term and be subject to the terms and provisions of the Company's Long Term Incentive Plan.

➢
A grant of 50,000 shares of restricted stock equivalents (RSEs) on May 16, 2005. This grant would be restricted for three years from the May 16th grant date and be forfeited if your employment terminates for any reason before vesting occurs.  During the restriction period, you would receive dividend equivalent payments consistent with dividends paid to shareholders of Ford Common Stock.

Retirement
Upon your hire, you will be eligible to participate in the Company’s primary retirement plan- the Ford Retirement Plan (FRP) and the associated Benefit Equalization Plan (BEP).  Additionally, you will be eligible to participate in Company-sponsored savings plan and any supplemental executive separation programs available to other similarly situated executives.  Under the FRP, the Company will periodically contribute a percentage of your base annual salary into a tax-qualified defined contribution plan.  Where limited under the Tax Code, the FRP section of the BEP (an unfunded non-qualified plan) will be credited with contributions as if under the FRP.  Under each Plan, you will have the ability to determine and manage your investment elections.  Vesting under the FRP is at the fifth anniversary of your date of hire.  Your participation in each Plan will be subject to its terms and conditions.  For further information, please feel welcome to ask me for any Plan’s summary description.

If, following ten years' employment at Ford your employment is terminated, you (or your estate upon death) will be eligible to receive a supplemental lump sum payment (net of withholding) equivalent to the amount contributed by the Company on your behalf into the FRP/BEP during your first ten years at Ford.

If, prior to completion of the ten years' service requirement, you should die or become totally and permanently disabled, you or your estate would receive a lump sum payment (net of withholding) equivalent to the amount contributed by the Company on your behalf into the FRP/BEP prorated for the time you were an active employee.

Relocation
You will be eligible for relocation assistance under the Company Relocation Policy.  This includes home sale, house-hunting trip(s), relocation assistance, and home purchase assistance on your primary residence in Michigan.

Additional Benefits
Attached for your information is a summary of the broader range of compensation and benefits related to this offer.  Items described in this letter and the attachment summary, are subject to the terms, conditions and requirements of our existing benefit or pension plans and programs.  The terms of these benefit or pension plans may be amended or terminated from time-to-time in the future.

Severance Pay
In the event that the Company terminates your employment for any reason other than ‘for Cause’ during the first two years of your employment, the Company will pay you the equivalent of one year's base salary plus a pro-rata portion of the annual incentive target (adjusted for Company performance and your contribution) as a separation payment.  (This is contingent upon the Company's Annual Incentive Compensation Plan generating a bonus payout.)  Should you leave Ford under these circumstances and receive this separation payment, it is made on the condition that you do not join or otherwise perform work for a competitor for two years after the date of your termination and also sign and deliver an acceptable general claims release.  If the Company terminates your employment for any reason other than ‘for Cause’ during 2005, the pro-rata bonus amount described above will be paid in lieu of the guaranteed minimum annual bonus described on page 1 of this letter.  This amount will be paid within two and one half months of your termination date.

For the purposes of this offer letter, the term ‘for Cause’ is described as:
(a) any material act of dishonesty or knowing and willful breach of fiduciary duty on your part which is intended to result in your personal enrichment or gain at the expense of Ford or any of its affiliates or subsidiaries; or (b) your commission of any felony, or any misdemeanor (or securities law violation) involving moral turpitude or unlawful, dishonest, or unethical conduct that a reasonable person would consider damaging to the reputation or image of Ford or any of its affiliates or subsidiaries; or (c) any material violation of the published standards of conduct applicable to Officers or executives of Ford or any of its affiliates or subsidiaries that warrants termination; or (d) insubordination or refusal to perform assigned duties or to comply with the lawful directions of your superiors; or (e) any deliberate, willful or intentional act that causes substantial harm, loss or injury to Ford or any of its affiliates or subsidiaries.

Tax Consequences and Possible Delays in Payment to Avoid Penalties
You are solely responsible and liable for all taxes that may arise in connection with the compensation and benefits that you receive from Ford.   This includes any tax arising under the newly-enacted Section 409A of the Code.  Ford may, however, delay any payment to you by up to six months and a day following termination, to the extent Ford reasonably determines that the delay is necessary or appropriate to avoid a violation of Section 409A.  Please consult your personal financial or tax advisor about the tax consequences of your compensation and benefits.  No one at Ford is authorized to provide this advice to you.

Conditions on Our Offer
This offer of at-will employment is subject to the following conditions.  First, you must successfully complete a drug screen test.  Second, you must provide a completed Health History Form.  Third, you must produce valid proof of identification and acceptable evidence that you are authorized to work in the United States.  Fourth, you must sign our standard Trade Secrets/Non-Compete Agreement.  Fifth, we must determine, to our satisfaction, that information provided by you in your job application or resume is valid.  Sixth, you must sign the documents we require all workers to execute before they start work.  Seventh, you must establish to Ford’s reasonable satisfaction that your commencement of employment with Ford will not violate any agreement (such as a non-competition agreement) between you and any prior employer.

This offer remains in effect until March 25, 2005.  We anticipate that your effective date of hire will be April 1, 2005.  Upon acceptance of this offer, please plan to provide proof of identification (e.g., passport, driver’s license or other documentation with a photo or physical description) and proof of the ability to work in the Unites States (e.g., visa, work permit, etc.) when you report for your first day of work.  Michigan law will, of course, control all issues arising under this offer.

David, we are pleased to offer you this opportunity to join the Ford team and look forward to your favorable response.

Sincerely,

/s/ Joe W. Laymon

I have read the foregoing offer of at-will employment.  I agree with, and accept, this offer of employment subject to the terms and conditions detailed above.

Signed:  /s/ David G. Leitch                      Date: 3/22/05